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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Graham Corporation

We consent to the incorporation by reference in Registration Statement Nos. 33-82432, 333-00401, and Post-Effective Amendment No. 1 to Registration Statement No. 33-82432 on Forms S-3 and Registration Statement Nos. 2-83432, 2-82275, 333-113426 and Post-Effective Amendment No. 1 to Registration Statement No. 333-113426 on Forms S-8 of our reports dated June 15, 2005 (which reports express an unqualified opinion and include an explanatory paragraph concerning a change in accounting method for construction-type contracts in 2005), appearing in this Annual Report on Form 10-K of Graham Corporation and subsidiaries for the year ended March 31, 2005.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Rochester, New York
June 23, 2005